Exhibit 99.1

Gilla Appoints New Directors

MIAMI, FLORIDA – (October 9, 2014) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes (“e-cigarettes”), vaporizers and related accessories, is pleased to announce the appointments of Dr. Blaise Aguirre and Mr. Christopher Rich as members of the Company’s Board of Directors, effective immediately. Each of these appointees brings a wealth of knowledge, experience and contacts to improve the overall strength and leadership of the Board.

Dr. Blaise A. Aguirre, MD, an internationally known expert, author and lecturer in child and adolescent psychiatry, is the founding medical director of 3East at McLean Hospital, and is an assistant professor of psychiatry at Harvard Medical School. He served as an independent director of Investors Capital Holdings Ltd. from October 28, 2011 until its sale to RCS Capital Corporation (RCAP:NYSE) in 2014. Previously, Dr. Aguirre was a broker with Investors Capital Corporation having obtained his series 7 and 63 securities licenses. Dr. Aguirre sits on the board of directors that oversees the annual running of the Illinois Marathon in Champaign, IL. He was a member of the Medical Advisory Board of IVPCARE Inc. prior to their buyout by Walgreens. Dr. Aguirre has developed and maintains enduring relationships with institutional money managers and venture capitalists and has developed expertise as a small cap stock analyst.

Mr. Christopher Rich is a successful television, film and theater actor and producer. He studied acting at the University of Texas and later at Cornell University, where he received a master’s degree in theater arts. He began his performing career in New York performing on stage in many off-Broadway and regional productions. Mr. Rich has appeared in many television series, most notably on Murphy Brown and Reba. On the big screen, he starred in The Joy Luck Club, Flight of the Intruder, and the independent art film Prisoners of Inertia with Amanda Plummer. He has appeared in numerous television movies, with credits including Going Home opposite Jason Robards in one of his last performances. Mr. Rich recently appeared in the Company’s Charlie’s Club original online series called “Find Him. Bring Him In.” He is also an e-cigarette and vapor user and will be advising management on user experience and product development.

“We are very pleased that Blaise and Christopher have accepted our invitation to join the Gilla Board of Directors,” stated Graham Simmonds, CEO. “Expanding our Board has been a goal of the Company and to add such strong independent directors with specific skill-sets that will directly benefit the Company is ideal. Blaise’s experience in both capital markets and medicine is invaluable in our industry and make him uniquely qualified for this role. Christopher is a dynamic, well-known actor and a long-time user of electronic cigarette and vaping products. His insights will play a significant role in how our management team approaches the user experience and future development of our products.”

About Charlie’s Club

Charlie’s Club was created with tobacco smokers in mind. It is the first e-cigarette online subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms.

In the United States, members choose one of the three membership packages delivering monthly refills based on a member’s consumption preferences:

●	Silver (15 cartridges/month)
●	Gold (25 cartridges/month)
●	Platinum (50 cartridges/month)

Charlie’s Club also has a dynamic Affiliate Program, offering industry-leading incentives and compensation in return for advertising and lead generation. Affiliates have access to free professional marketing materials, including banners, videos, text links, coupons and more, along with monthly payment generation and sub-affiliate tracking.

Who is Charlie and why did he create this excellent e-cigarette club? Charlie’s identity has been intentionally hidden for his protection. Join the club to learn more.

For more information visit: www.charliesclub.com

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc